Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 19, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES 2009 FOURTH QUARTER
AND FULL YEAR RESULTS

STRONG FOURTH QUARTER 2009 ADJUSTED EBITDA OF $165 MILLION;
IMPROVING GLOBAL DEMAND

Fourth Quarter 2009 Highlights

•                  Revenues for the fourth quarter of 2009 were $2,096 million, an increase of 2% compared to $2,048 million for the same period in 2008 and a decrease of 1% compared to $2,108 million for the third quarter of 2009.

•                  Volumes for the fourth quarter of 2009 increased 13% compared to the same period in 2008 and decreased 7% compared to the third quarter of 2009 consistent with historical seasonal patterns.

•                  Adjusted EBITDA for the fourth quarter of 2009 was $165 million compared to $51 million for the same period in 2008 and $200 million for the third quarter of 2009.

•                  Net income attributable to Huntsman Corporation for the fourth quarter of 2009 was $66 million or $0.26 per diluted share, impacted by favorable year end accounting for taxes of approximately $79 million.  This compares to net income attributable to Huntsman Corporation of $598 million or $2.53 per diluted share for the same period in 2008 and a net loss attributable to Huntsman Corporation of $68 million or $0.29 loss per diluted share for the third quarter of 2009.

•                  Adjusted net income for the fourth quarter of 2009 was $70 million or $0.27 per diluted share, impacted by favorable year end accounting for taxes of approximately $79 million.  This compares to an adjusted net loss of $91 million or $0.38 loss per diluted share for the same period in 2008 and an adjusted net loss of $55 million or $0.24 loss per diluted share for the third quarter of 2009.

Full Year 2009 Highlights

•                  Revenues for 2009 were $7,763 million compared to $10,215 million for 2008.

•                  Adjusted EBITDA for 2009 was $511 million compared to $643 million for 2008.

•                  Net income attributable to Huntsman Corporation for 2009 was $114 million or $0.48 per diluted share compared to $609 million or $2.60 per diluted share for 2008.

•                  Adjusted net loss for 2009 was $323 million or $1.38 loss per diluted share compared to adjusted net loss of $57 million or $0.24 loss per diluted share for 2008.

•                  Total cash and unused borrowing capacity as of December 31, 2009 was approximately $2.5 billion.

Summarized earnings are as follows:

	Three months ended December 31,		Three months ended	Year ended December 31,
In millions, except per share amounts	2009	2008	September 30, 2009	2009	2008

Net income (loss) attributable to Huntsman Corporation	$66	$598	$(68)	$114	$609

Adjusted net income (loss)(1)	$70	$(91)	$(55)	$(323)	$(57)

Diluted income (loss) per share	$0.26	$2.53	$(0.29)	$0.48	$2.60

Adjusted diluted income (loss) per share(1)(2)	$0.27	$(0.38)	$(0.24)	$(1.38)	$(0.24)

EBITDA(1)	$147	$984	$107	$1,158	$1,529

Adjusted EBITDA(1)	$165	$51	$200	$511	$643

See end of press release for important explanations

Recent Highlights

•                  On January 11, 2010, we repurchased all of our outstanding 7% convertible notes due 2018 for approximately $382 million.  As these notes were convertible into approximately 31.8 million shares of common stock, our fully diluted outstanding share count was reduced to approximately 240 million shares.

Peter R. Huntsman, our President and CEO, stated:

“Results from our most recent fourth quarter are very encouraging; we have seen our business results improve from last year when we reported $51 million of Adjusted EBITDA to this year when we reported $165 million.  During 2009, we eliminated more than $150 million of costs from our business and reduced working capital needs by nearly $500 million.  Despite the challenging economic conditions in 2009, we were able to maintain consistent margins on a per unit basis throughout our business.  During the fourth quarter of 2009 our volumes increased 13 percent compared to the prior year, but still fell short of normalized demand.  As demand continues to improve, we expect to see improved earnings.

He added, “We look forward to improving market conditions in 2010.  We have a number of innovative products in our pipeline that address energy concerns that will provide long term benefits.  I expect our operational discipline, improving global market conditions and stronger capacity utilization to further enhance our earnings potential.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts	2009	2008	2009	2008

Revenues	$2,096	$2,048	$7,763	$10,215
Cost of goods sold	1,747	1,883	6,695	8,951
Gross profit	349	165	1,068	1,264
Operating expenses	277	256	987	1,063
Restructuring, impairment and plant closing costs	13	28	152	36
Operating income (loss)	59	(119)	(71)	165
Interest expense, net	(60)	(64)	(238)	(263)
Loss on accounts receivable securitization program	(10)	(11)	(23)	(27)
Equity in income of investment in unconsolidated affiliates	2	4	3	14
Loss on early extinguishment of debt	—	—	(21)	(1)
Income associated with the Terminated Merger and related litigation	—	815	835	780
Other (loss) income	(1)	(1)	—	1
(Loss) income before income taxes	(10)	624	485	669
Income tax benefit (expense)	79	(148)	(370)	(190)
Income from continuing operations	69	476	115	479
(Loss) income from discontinued operations, net of tax(3)	(7)	112	(9)	117
Income before extraordinary gain	62	588	106	596

Extraordinary gain on the acquisition of a business, net of tax of nil(4)	6	4	6	14
Net income	68	592	112	610
Less net (income) loss attributable to noncontrolling interests	(2)	6	2	(1)
Net income attributable to Huntsman Corporation	$66	$598	$114	$609

Net income attributable to Huntsman Corporation	$66	$598	$114	$609
Interest expense, net	60	64	238	263
Income tax (benefit) expense from continuing operations	(79)	148	370	190
Income tax (benefit) expense from discontinued operations(1)(3)	(4)	66	(6)	69
Depreciation and amortization	104	108	442	398
EBITDA(1)	$147	$984	$1,158	$1,529

Adjusted EBITDA(1)	$165	$51	$511	$643

Basic income per share	$0.28	$2.56	$0.49	$2.62
Diluted income per share(2)	$0.26	$2.53	$0.48	$2.60
Adjusted diluted income (loss) per share(1)(2)	$0.27	$(0.38)	$(1.38)	$(0.24)

Common share information:
Basic shares outstanding	234.0	233.6	233.9	232.0
Diluted shares	271.5	236.4	238.3	234.3
Diluted shares for adjusted diluted income (loss) per share	271.5	236.4	233.9	234.3

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Year ended December 31,
In millions	2009	2008	2009	2008

Segment Revenues:
Polyurethanes	$841	$796	$3,005	$4,055
Advanced Materials	274	301	1,059	1,492
Textile Effects	187	169	691	903
Performance Products	568	606	2,090	2,703
Pigments	248	186	960	1,072
Eliminations and other	(22)	(10)	(42)	(10)
Total	$2,096	$2,048	$7,763	$10,215

Segment EBITDA(1):
Polyurethanes	$135	$13	$384	$382
Advanced Materials	21	21	59	149
Textile Effects	(8)	(40)	(64)	(33)
Performance Products	60	93	260	278
Pigments	27	(16)	(24)	17
Corporate and other	(77)	735	558	550
Discontinued operations(3)	(11)	178	(15)	186
Total	$147	$984	$1,158	$1,529

Segment Adjusted EBITDA(1) :
Polyurethanes	$135	$13	$386	$382
Advanced Materials	21	22	71	150
Textile Effects	(13)	(20)	(56)	(10)
Performance Products	60	94	260	279
Pigments	23	(13)	27	21
Corporate and other	(61)	(45)	(177)	(179)
Total	$165	$51	$511	$643

See end of press release for footnote explanations

	Three months ended December 31,		Year ended December 31,
	2009 vs. 2008		2009 vs. 2008
	Average	Sales	Average	Sales
	Selling Price	Volume	Selling Price	Volume
Period-Over-Period (Decrease) Increase
Polyurethanes (a)	(4)%	10%	(22)%	(5)%
Advanced Materials (b)	(1)%	(4)%	(9)%	(20)%
Textile Effects (a)	2%	9%	(5)%	(20)%
Performance Products (a)	(19)%	15%	(21)%	(3)%
Pigments (a)	0%	36%	(5)%	(6)%
Total Company (a)(b)(c)	(8)%	13%	(19)%	(6)%

(a) Excludes revenues and sales volumes from tolling arrangements and bi-products

(b) Excludes APAO business sold July 31, 2009

(c) Excludes Australian styrenics operations which were closed January 2010

Three Months Ended December 31, 2009 Compared to Three Months Ended December 31, 2008

Revenues for the three months ended December 31, 2009 increased to $2,096 million from $2,048 million for the same period in 2008.  Revenues increased primarily due to higher sales volumes in our Polyurethanes, Textile Effects, Performance Products and Pigments segments partially offset by lower average selling prices in our Polyurethanes, Advanced Materials and Performance Products segments.

For the three months ended December 31, 2009, EBITDA was $147 million compared to $984 million for the same period in 2008.  Adjusted EBITDA for the three months ended December 31, 2009 was $165 million compared to $51 million for the same period in 2008.

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended December 31, 2009 compared to the same period in 2008 was primarily due to higher sales volumes partially offset by lower average selling prices.  Global MDI sales volumes increased primarily due to improved demand.  Average MDI selling prices decreased due to lower raw material costs and competitive pressures.  PO and MTBE sales volumes increased compared to the 2008 period, which was impacted by the 2008 U.S. Gulf Coast storms, and average selling prices increased due to favorable competitive conditions.  The increase in EBITDA in our Polyurethanes segment was primarily the result of higher margins and sales volumes as well as the negative effects in the 2008 period caused by the 2008 U.S. Gulf Coast storms.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended December 31, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased across all regions as a result of delayed effects from the worldwide economic slowdown on this portion of our business. Average selling prices in our base resins market decreased in response to lower raw material costs while average selling prices in our formulations and specialty components markets decreased primarily as a result of changes in our product mix and competitive pressure in the wind generation and coating systems markets.  EBITDA was essentially unchanged as lower sales were offset by lower raw material and operating costs. During the three months ended December 31, 2009 and 2008, our Advanced Materials segment recorded restructuring and plant closing charges of nil and $1 million, respectively.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended December 31, 2009 compared to the same period in 2008 was due to higher sales volumes and higher average selling prices.  Sales volumes increased primarily due to higher demand for apparel, home and specialty textile products in Asia where the dyeing, printing and cotton knit businesses in China and the woven segment in Sri Lanka are experiencing a good market recovery. The increase in EBITDA was primarily due to higher margins resulting from lower operating and fixed costs as well as higher sales volumes.  During the three months ended December 31, 2009 and 2008, our Textile Effects segment recorded restructuring and plant closing credits of $6 million and restructuring and plant closing charges of $21 million, respectively.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended December 31, 2009 compared to the same period in 2008 was due to lower average selling prices partially offset by higher sales volumes. The decrease in average selling prices was primarily due to lower raw material costs.  Sales volumes increased primarily due to higher demand across most product groups.  EBITDA decreased due to the effect of lower margins as selling prices decreased faster than raw materials costs, partially offset by higher sales volumes.  During the three months ended December 31, 2009 and 2008, our Performance Products segment recorded restructuring and plant closing charges of nil and $1 million, respectively.

Pigments

The increase in revenues in our Pigments segment for the three months ended December 31, 2009 compared to the same period in 2008 was due to higher sales volumes.  Sales volumes increased primarily due to greater demand in Europe and Asia.  Average local currency selling prices decreased but were offset by the strength of the Euro against the US dollar, resulting in no change to average selling prices.  The increase in EBITDA in our Pigments segment was primarily due to higher margins resulting from lower operating and fixed costs as well as higher sales volumes.  During the three months ended December 31, 2009 and 2008, our Pigments segment recorded restructuring, impairment and plant closing charges of $6 million and $3 million, respectively.

Corporate and Other

Corporate and Other includes the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on our accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to non-controlling interests, unallocated restructuring costs, extraordinary gain on the acquisition of a business and non-operating income and expense. The decrease in EBITDA from Corporate and Other for the three months ended December 31, 2009 compared to the same period in 2008 resulted primarily from the lack of income associated with the Terminated Merger and related litigations costs in the 2009 period ($815 million in the 2008 period compared to nil in the 2009 period).

Income Taxes

During the three months ended December 31, 2009, we recorded an income tax benefit of $79 million compared to $148 million of income tax expense in the same period of 2008.  In the fourth quarter of 2009, as a result of year end pension accounting, we were required to realize the tax benefit for some of the net operating losses in countries where we have valuation allowances in addition we recorded tax benefits from losses in countries where we do not have valuation allowances.

In 2009, we paid cash taxes of approximately $155 million, $15 million related to foreign taxable income and approximately $140 million related to U.S. taxable income approximately all of which was associated with the settlement of our litigation in Texas with Credit Suisse and Deutsche Bank.  We have significant non-U.S. net operating loss carryforwards most of which have an offsetting tax valuation allowance.  As of December 31, 2009 we have fully utilized all of our U.S. federal regular tax net operating loss carryforwards.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2009, we had $2,510 million of combined cash and unused borrowing capacity compared to $1,291 million at December 31, 2008.  Excluding cash received from the Texas bank litigation settlement (net of taxes), a portion of which was used to repurchase certain of our long-term debt, our liquidity during 2009 improved despite the impact of the worldwide recession on earnings. This was largely due to effective working capital management, reduced capital expenditures and minimal scheduled debt maturities.

Our primary working capital (accounts receivable, including our off balance sheet securitization program, inventory and accounts payable) decreased which provided a cash benefit to us of $74 million in the fourth quarter of 2009 and $490 million for the full year 2009.  Total capital expenditures were $49 million during the fourth quarter of 2009 compared to $93 million for the same period in 2008.  For the year ended December 31, 2009, total capital expenditures were $189 million compared to $418 million for 2008.  We expect to spend between $250 and $275 million on capital expenditures in 2010.

During the fourth quarter of 2009, we replaced our existing short term (364 day) accounts receivable securitization program that was scheduled to mature November 2009 with two new multi-year securitization programs (a U.S. program and a European program).  The U.S. program provides for financing up to $250 million of which $125 million is for three years and $125 million is for two years.  The European program provides for financing up to €225 million for two years.  Availability under these programs is determined among other things by the level of eligible receivables.

We are currently seeking to amend our existing revolving credit facility to reduce the available borrowing limit to an amount not to exceed $300 million and extend the maturity to February, 2014.

In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million.  We are currently in binding arbitration with the insurers.  While a final ruling is not expected until after additional oral arguments scheduled for March 2010, based on preliminary rulings, we do not expect additional recoveries to exceed $200 million.  Any additional anticipated recoveries will be used to repay secured debt.

On January 11, 2010, we repurchased all of our outstanding 7% convertible notes due 2018 which were held by funds controlled by Apollo Management, L.P.  The convertible notes were issued to Apollo in December 2008 in connection with the settlement of litigation related to our terminated merger agreement with Hexion Specialty Chemicals, Inc.  The total purchase amount was approximately $382 million.  At the time of this repurchase, the notes were convertible into approximately 31.8 million shares of Huntsman common stock.  This early extinguishment of the convertible notes will result in a loss on extinguishment of approximately $146 million in the first quarter of 2010.

In the future, depending on market conditions, we may from time to time, seek to repurchase or redeem debt securities in open market purchases, privately negotiated transactions, tender offers or otherwise.   Any such repurchases or redemptions and the timing and amount thereof, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.  No assurance can be given that we will complete any such transaction.

Below is our outstanding debt:

	December 31,	December 31,
In millions	2009	2008

Debt:
Senior Credit Facilities	$1,968	$1,540
Secured Notes	—	295
Senior Notes	434	198
Subordinated Notes	1,294	1,285
Other Debt	280	329
Convertible Notes	236	235
Total Debt - excluding affiliates	4,212	3,882

Total Cash	1,750	662

Net Debt- excluding affiliates	$2,462	$3,220

Off-balance sheet accounts receivable securitization programs(a)	$254	$446

(a)          Effective January 1, 2010, our off-balance sheet accounts receivable securitization programs will be reported on balance sheet as secured debt

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(2)	$147	$984	$66	$598	$0.26	$2.53
Adjustments:
Loss on accounts receivable securitization program	10	11	—	—	—	—
Unallocated foreign currency (gain) loss	(1)	25	(3)	12	(0.01)	0.05
Loss on early extinguishment of debt	—	1	—	—	—	—
Other restructuring, impairment and plant closing costs	13	28	7	25	0.03	0.11
Income associated with the Terminated Merger and related litigation	—	(815)	—	(610)	—	(2.58)
Discount amortization on settlement financing associated with the Terminated Merger	—	—	5	—	0.02	—
Acquisition related income	(9)	—	(6)	—	(0.02)	—
Gain on disposition of businesses/assets	—	(1)	—	—	—	—
Loss (income) from discontinued operations, net of tax(3)	11	(178)	7	(112)	0.03	(0.47)
Extraordinary gain on the acquisition of a business, net of tax(4)	(6)	(4)	(6)	(4)	(0.02)	(0.02)
Adjusted(1)(2)	$165	$51	$70	$(91)	$0.27	$(0.38)

Discontinued operations	$(11)	$178	$(7)	$112	$(0.03)	$0.47
Gain on disposition of assets	(6)	(3)	(4)	(2)	(0.01)	(0.01)
Loss (gain) on partial fire insurance settlement	17	(175)	11	(110)	0.04	(0.47)
Adjusted discontinued operations(1)(3)	$—	$—	$—	$—	$—	$—

Three months ended September 30,
In millions	2009

Net loss attributable to Huntsman Corporation	(68)
Interest expense, net	65
Income tax expense from continuing operations	—
Income tax benefit from discontinued operations(3)	(2)
Depreciation and amortization	112
EBITDA(1)	$107

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended September 30,	Three months ended September 30,	Three months ended September 30,
In millions, except per share amounts	2009	2009	2009

GAAP	$107	$(68)	$(0.29)
Adjustments:
Loss on accounts receivable securitization program	3	—	—
Unallocated foreign currency gain	(6)	(5)	(0.02)
Loss on early extinguishment of debt	21	13	0.06
Other restructuring, impairment and plant closing costs (credits)	62	(7)	(0.03)
Expenses associated with the Terminated Merger and related litigation	2	1	—
Discount amortization on settlement financing associated with the Terminated Merger	—	4	0.02
Acquisition related expenses	8	6	0.03
Gain on disposition of businesses/assets	(1)	(1)	—
Loss from discontinued operations, net of tax(3)	4	2	0.01
Adjusted	$200	$(55)	$(0.24)

Discontinued operations	$(4)	$(2)	$(0.01)
Loss on disposition of assets	4	2	0.01
Adjusted discontinued operations(3)	$—	$—	$—

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Per Share
	Year ended December 31,		Year ended December 31,		Year ended December 31,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(2)	$1,158	$1,529	$114	$609	$0.48	$2.60
Adjustments:
Loss on accounts receivable securitization program	23	27	—	—	—	—
Unallocated foreign currency (gain) loss	(16)	31	(5)	9	(0.02)	0.04
Loss on early extinguishment of debt	21	1	13	—	0.06	—
Other restructuring, impairment and plant closing costs	152	36	69	32	0.29	0.14
Income associated with the Terminated Merger and related litigation	(835)	(780)	(526)	(575)	(2.25)	(2.45)
Discount amortization on settlement financing associated with the Terminated Merger	—	—	9	—	0.04	—
Acquisition related expenses	—	—	1	—	—	—
Gain on disposition of businesses/assets	(1)	(1)	(1)	(1)	—	—
Loss (income) from discontinued operations, net of tax(3)	15	(186)	9	(117)	0.04	(0.50)
Extraordinary gain on the acquisition of a business, net of tax(4)	(6)	(14)	(6)	(14)	(0.03)	(0.06)
Adjusted(1)(2)	$511	$643	$(323)	$(57)	$(1.38)	$(0.24)

Discontinued operations	$(15)	$186	$(9)	$117	$(0.04)	$0.50
Gain on disposition of assets	(2)	(11)	(2)	(7)	(0.01)	(0.03)
Loss (gain) on partial fire insurance settlement	17	(175)	11	(110)	0.05	(0.47)
Adjusted discontinued operations(1)(3)	$—	$—	$—	$—	$—	$—

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our 2009 fourth quarter and full year results on Friday, February 19, 2010 at 10:00 a.m. ET

Call-in number for U.S. participants:	(888) 679 - 8033
Call-in number for international participants:	(617) 213 - 4846
Participant access code:	72794443

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PTGP7XEM4

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 19, 2010 and ending February 26, 2010.

Call-in numbers for the replay:

Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	77218155

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)          We use EBITDA, Adjusted EBITDA, Adjusted EBITDA from discontinued operations, Adjusted net income and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of business/assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended December 31,		Year ended December 31,
In millions	2009	2008	2009	2008

Net (loss) income from discontinued operations, net of tax	$(7)	$112	$(9)	$117
Income tax (benefit) expense	(4)	66	(6)	69
EBITDA from discontinued operations	(11)	178	(15)	186
Gain on disposition of assets	(6)	(3)	(2)	(11)
Loss (gain) on partial fire insurance settlement	17	(175)	17	(175)
Adjusted EBITDA from discontinued operations	$—	$—	$—	$—

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated merger and related litigation; discount amortization on settlement financing associated with the Terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of business/assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(2)          Diluted income (loss) per share for GAAP net income (loss) attributable to Huntsman Corporation and for adjusted net income (loss) attributable to Huntsman Corporation is calculated using the following information:

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts	2009	2008	2009	2008

GAAP
Net income attributable to Huntsman Corporation	$66	$598	$114	$609
Convertible notes interest expense, net of tax	5	—	—	—
Net income attributable to Huntsman Corporation and assumed conversion of notes	$71	$598	$114	$609

Diluted shares	271.5	236.4	238.3	234.3

Diluted income per share	$0.26	$2.53	$0.48	$2.60

Adjusted
Net income (loss) attributable to Huntsman Corporation	$70	$(91)	$(323)	$(57)
Convertible notes interest expense, net of tax	4	—	—	—
Net income (loss) attributable to Huntsman Corporation and assumed conversion of notes	$74	$(91)	$(323)	$(57)

Diluted shares	271.5	236.4	233.9	234.3

Diluted income (loss) per share	$0.27	$(0.38)	$(1.38)	$(0.24)

(3)          On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  Results from these businesses are treated as discontinued operations.  Segment EBITDA from discontinued operations only includes the results of our U.S. base chemicals and U.S. polymers businesses.

(4)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded during the three months ended December 31, 2009 and 2008 was $6 million and $4 million respectively of which taxes were not applicable.